Exhibit 10.39

Church & Dwight Co., Inc.

Princeton South

500 Charles Ewing Boulevard

Ewing, NJ 08628

May 30, 2025

Charles Raup

Dear Charles,

Church & Dwight Co., Inc. (the “Company”) is pleased to conﬁrm our offer for the position of Executive Vice President, US Domestic President, an exempt position, at the Company’s Princeton South location at 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, subject to and conditioned upon approval of the Company’s Board of Directors and the other conditions set forth below. In this position, you will report directly to the Chief Executive Officer. Your anticipated start date will be June 16, 2025. Highlights of the terms and conditions of employment with the Company are described below.

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Base Salary: Your starting annual base salary will be $700,000. You will be paid semi-monthly, in accordance with the Company’s standard payroll policies, and your pay will be subject to applicable withholdings, required deductions, and other authorized employee deductions as may be required by law or as you have elected under applicable beneﬁt plans.
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Short-Term Incentive: You will be eligible to participate in the Church & Dwight Co., Inc. Fourth Amended and Restated Incentive Compensation Plan, as amended from time to time (or successor plan), in accordance with applicable plan documents, with a target bonus of 85% of your base salary. You will be eligible for a pro-rated annual bonus based on your start date, for calendar year 2025 (payable in March 2026), subject to your continued employment in good standing with the Company through December 31, 2025 and in all cases subject to the terms of applicable plan documents.
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Long-Term Incentive: You will be eligible to participate in the Company’s long-term incentive plan, in accordance with applicable plan documents and award agreements. Subject to the approval of the Compensation & Human Capital Committee of the Company’s Board of Directors, annual long-term incentive awards are currently granted in March of each calendar year and you will be eligible to receive a grant in form comparable to those received by other employees at your level, with a target award opportunity currently valued at 245% of your base salary. Any long-term incentive awards will be subject to the terms and conditions set forth in the Company’s Amended and Restated Omnibus Equity Compensation Plan, as amended from time to time (together with any successor plan, the “Equity Plan”), and the Company’s standard form of the award agreements, as applicable, which you will be required to sign shortly after the grant date.
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Stock Ownership Guidelines: You will be subject to stock ownership guidelines for executive officers which will require you to hold an amount of 2.5 times your annual base salary. You will find a copy of these guidelines enclosed and should note that they are subject to amendment from time to time.
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Cash Sign-On Bonus: You will be eligible to receive a one-time sign-on bonus of $150,000, subject to applicable withholdings and deductions, which you will receive within 30 days of your ﬁrst day of employment with the Company, subject to your continued employment in good standing with the Company through the payment date. In the event that you terminate your employment (for any reason) within one year of your start date, you agree to repay the sign-on bonus to the Company, and, by signing below, to the extent permissible by law, you authorize the Company to deduct any amount of the sign-on bonus from any wages owed to you by the Company at the time of your separation.
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Long-Term Incentive Sign-On Award: You will be eligible to receive a one-time sign-on long-term incentive awards under the Equity Plan with an aggregate grant date value of $1,715,000, consisting of

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50% stock options and 50% restricted stock units. The stock options will vest on a cliff basis after three years, and the restricted stock units will vest in equal annual installments over a three-year period, in each case, contingent upon your continued employment in good standing with the Company from the date of grant until the respective vesting dates. The terms and conditions of these one-time awards will be set forth in and will be subject to separate award agreements.
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Health & Welfare Benefits: You will be eligible to participate in the Company’s comprehensive health and welfare programs, in accordance with applicable plan documents. Your beneﬁts will become active on your ﬁrst day of employment with the Company, subject to you enrolling in the desired health and welfare programs within 30 days of your start date.
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Savings and Profit Sharing Plan: You will immediately be eligible to participate in the Church & Dwight Co., Inc. Savings and Proﬁt Sharing Plan for Salaried Employees (the “Savings Plan”) on your start date, in accordance with applicable plan documents and limits. Sixty days after you become eligible to enroll in the Savings Plan, if you have not already enrolled in the Savings Plan, you will automatically be enrolled in the Savings Plan at 3% of your base salary. The Company currently matches 100% of the ﬁrst 5% of pre- and/or Roth post-tax contributions to the Savings Plan. Additionally, you will be eligible to receive an annual proﬁt sharing contribution based on Company performance, which currently has a target of 5% and can range from 3% to 10% of your eligible compensation.
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Executive Deferred Compensation Plan: You will be eligible to participate in the Church & Dwight Co., Inc. Executive Deferred Compensation Plan II (in accordance with applicable plan documents), which is a non-qualiﬁed plan that allows you to defer a portion (up to 70%) of your base salary and/or bonus each calendar year and up to 5% of compensation that exceeds IRS annual limits for qualiﬁed plans. Proﬁt sharing contributions that exceed compensation limits for qualiﬁed plans will also be made to this plan.
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Employee Stock Purchase Plan: You will be eligible to participate in the Church & Dwight Co., Inc. Employee Stock Purchase Plan, in accordance with applicable offerings, plan documents and limits.
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Relocation Assistance: You will be eligible for relocation assistance in accordance with the standard Executive Relocation Policy. The relocation must be initiated within 24 months of your start date and completed within 12 months of initiation.
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Paid Time Off: You will be eligible for up to 20 vacation days, and 5 ﬂoating holidays, and will be eligible for paid company holidays. The vacation days and ﬂoating holidays will be prorated in your ﬁrst year based on the number of months worked in that calendar year. More speciﬁc details regarding the vacation policy will be shared during your New Hire Orientation and can also be viewed on Workday after your start date.
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Change in Control and Severance Agreement: You will be provided a Change in Control and Severance Agreement (the “CIC/Severance Agreement”), which generally provides you with 2 times base salary and target bonus if you are terminated without Cause or resign for Good Reason (as such terms are defined in the CIC/Severance Agreement). In addition, the CIC/Severance Agreement also generally provides you 1 times your base salary if you are terminated without Cause or you resign for Good Reason. Under the Company’s long-term incentive award agreements and the Equity Plan, upon a change-in-control (as defined therein) all long-term incentive awards granted prior to the change-in-control may immediately vest in accordance with the award agreements and the Equity Plan. Your personalized CIC/Severance Agreement will be provided to you under separate cover.
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Executive Perquisites: You will be eligible for executive perquisites comparable to those received by other employees at your level, including executive physical health, financial planning, and, occasionally, donations to charitable organizations or educational institutions.
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Code of Conduct and Clawback Policies: You will be subject to the Company’s Code of Conduct, Dodd-Frank Clawback Policy and Supplemental Clawback Policy, which will be provided to you separately, and which may be amended from time to time.

This offer is contingent upon the satisfactory completion of your pre-employment screening which includes a drug screen, education and previous employment veriﬁcation, background check including criminal history, eligibility to work in the United States (I-9), credit check depending on your level in the organization and if your position is part of the Executive Leadership Team, and a motor vehicle report (MVR) for applicable roles, and conﬁrmation that

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you are not subject to any restrictions with your current or any prior employer limiting your employment with the Company. Unless otherwise restricted by state or local law, your employment with the Company is at-will, meaning both the Company and you are free to terminate the employment relationship at any time, with or without prior notice and with or without cause. You understand and acknowledge that the Company retains the right to amend, modify, rescind, delete, supplement or add to any of its existing employee beneﬁt programs, at the Company’s sole discretion, as permitted by law.

You will receive instructions via email to arrange for a drug-screening test at a facility located in your area. Upon receipt of the instructions, you must complete your drug-screening test within 3 business days.

Please conﬁrm your acceptance within 3 days by signing below after which this offer will expire. If you have any questions during the pre-employment process, email: Rene Hemsey, Rene.Hemsey@churchdwight.com.

Chuck, we look forward to you joining the Company. We believe you will have a successful, rewarding career with us. Please do not hesitate to contact me regarding the speciﬁcs of this offer.

Sincerely,

Rene Hemsey

Executive Vice President, Chief Human Resources Officer

Agreed and Accepted:

___________________

Charles Raup

Date:___________________

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